CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities and Exchange Act

August 14, 2009

Date of Report

(Date of earliest event reported)

HAN LOGISTICS, INC.

 (Exact Name of Registrant as Specified in its Charter)

Nevada                000-52273                  88-0435998

 (State or other      (Commission File No.) (IRS Employer I.D. No.)

Jurisdiction)

3889 Vistacrest Drive

Reno, Nevada  89509

 (Address of Principal Executive Offices)

(775) 848-2124

Registrant's Telephone Number

N/A

 (Former Name or Former Address if changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see general instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14-a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01  Entry into a Material Definitive Agreement.

On August 14, 2004, Han Logistics, Inc., a Nevada corporation (the “Company”), and On Site Media, LLC, a Nevada limited liability company (“On Site”), executed a Memorandum of Understanding setting forth the principal terms by which the Company will acquire all of the tangible and intangible assets used in On Site’s interactive kiosk operations in exchange for 15,000,000 “unregistered” and “restricted”

shares of the Company’s common stock.  The parties’ obligations in this regard are subject to the prior execution of a definitive binding agreement to be executed on or before September 4, 2009, and the Company’s completion of a minimum funding of $1,250,000 through sources to be introduced by On Site.

With the exception the following provisions, the Memorandum of Understanding is not binding on the parties:

•

On Site’s obligation to provide the Company with access to its assets for due diligence purposes;

•

On Site’s agreement not to pursue an asset purchase agreement with any third party during the “restricted period” defined therein;

•

On Site’s obligation to continue to operated its business in the ordinary course of business during the restricted period;

•

the Company’s obligation to preserve the confidentiality of all confidential information disclosed by On Site;

•

each party’s agreement not to disclose the existence of the Memorandum of Understanding except as required by law; and

•

the parties’ agreement to submit to arbitration any dispute relating to the Memorandum of Understanding.

SIGNATURES

Pursuant to the requirements of the Securities and Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

HAN LOGISTICS, INC.

Date: August 19, 2009                                                  /s/ Amee Han Lombardi

Amee Han Lombardi,

President